Exhibit 10.10

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Release (“Agreement”) is made by and between Charles S. Byrne (“Employee”) and Hytek Microsystems, Inc. (“Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee’s employment will be terminated effective April 25, 2003 (the “Termination Date”);

WHEREAS, this Agreement is effective after it has been signed by both parties and eight (8) days after Employee has signed the Agreement as defined below in Paragraph 27 (the “Effective Date”);

WHEREAS, the Company presented this Agreement to Employee on April 4, 2003, with the understanding that the Agreement is to be signed by Employee no earlier than April 26, 2003;

WHEREAS, the Company and Employee entered into a Confidentiality and Invention Assignment Agreement signed by Employee on July 20, 1989 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a Stock Option Agreement dated May 15, 1998, granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 1991 Stock Option Plan and the Stock Option Agreement (the “Stock Option Agreements”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with or separation from the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.

Consideration. The following consideration is conditioned upon Employee signing this Agreement no earlier than the Termination Date:

a.

Cash.  The Company agrees to pay Employee, or his heirs and assigns, the equivalent of his base salary, less applicable withholding, in accordance with the Company’s regular payroll practices, for twelve (12) months. The first payment will be made on the first regular payroll date following the Effective Date of this Agreement and will continue, thereafter, in accordance with the Company’s regular payroll practices, for twelve (12) months (the “Payment Period”). During the Payment Period, Employee will not be entitled to accrual of any employee benefits, including, but not limited to, vesting in stock options or vacation or other paid time off benefits. These payments are subject to the provisions set forth in paragraphs 1(a) and 1(c).

b.

Lump Sum Payment.  The Company agrees to pay Employee the cash lump sum payment of Thirty-Four Thousand, Two Hundred Forty-Five Dollars and Seven Cents ($34,245.07), less applicable withholding, in accordance with the Company’s regular payroll practices. This payment will be made to Employee within five (5) business days after the Effective Date of this Agreement.

c.

COBRA.  If Employee elects to continue his group health insurance coverage pursuant to COBRA after the Termination Date, the Company agrees to reimburse Employee for the payments he makes for COBRA coverage for a period of twelve (12) months beginning May 1, 2003, or until Employee has secured other employment which provides comparable coverage, whichever occurs first, provided that Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee within fifteen (15) days of Employee’s provision to the Company of documentation substantiating his payments for COBRA coverage.

2.

Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, the Employee will be considered to have vested only up to the Termination Date. Employee acknowledges that, as of the Termination Date, he will have vested in options to purchase Twenty-Five Thousand (25,000) shares and no more. The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Option Agreements, which will remain in full force and effect unmodified by the Agreement.

3.

Benefits. Employee’s health insurance benefits will cease on April 30, 2003, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

4.

Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation or other paid time off, commissions, interest, outplacement costs, fees, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee acknowledges and represents that the Company will have paid all severance pay and benefits due Employee once the benefits outlined in paragraphs 1(a), 1(b) and 1(c) have been provided to Employee.

5.

Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)  any and all claims relating to or arising out of Employee’s employment relationship with the Company and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation and disability benefits;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Restraining Notification Act; the Family and Medical Leave Act; the Nevada Fair Employment Practices Act and applicable Nevada employment and labor laws;

(e)  any and all claims for violation of the federal, or any state, constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)  any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

6.

Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

(a)  he should consult with an attorney prior to executing this Agreement;

(b)  he has up to twenty-one (21) days within which to consider this Agreement;

(c)  he has seven (7) days following his execution of this Agreement to revoke the Agreement;

(d)  this Agreement shall not be effective until the revocation period has expired; and

(e)  nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

7.

Unknown Claims. The Employee represents that he is not aware of any claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to be advised by legal counsel and is familiar with the principle that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE RELEASOR OR CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE RELEASEES OR DEBTOR.

Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8.

No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or Releasees.

9.

Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company. Nothing herein shall preclude Employee from seeking a position on the Board or serving on the Company Board of Directors and being compensated for such services.

10.

Conditional Nature of Severance Payments/Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments and Company paid COBRA coverage set forth in paragraphs 1(a), 1(b), and 1(c) (to the extent Employee would otherwise be entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that is directly competitive with Company (other than investments in professionally managed funds over which the Employee does not have control or discretion in investment decisions and investments in publicly traded companies, so long as the Employee’s beneficial ownership does not exceed 2% of the public company’s outstanding voting stock). For the purposes of this paragraph, and to eliminate any uncertainty, the Parties agree that for purposes of identifying companies or businesses that are directly competitive with Company, this paragraph shall only prevent Employee from working for the following companies: Interpoint, Micropae, MS Kennedy, Teledyne Micro, Natel Engineering, National Hybrid, Lambda Advanced Analog. Employee represents that he (i) is familiar with the foregoing covenant not to compete, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.

11.

Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information and trade secrets of the Company. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person, firm or corporation, any Confidential Information of the Company. Employee understands that “Confidential Information” includes, but is not limited to, any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof, nor shall it include management techniques, general knowledge of bookkeeping, accounting, budgeting, SEC requirements and filings and executive practices of publicly traded companies so long as the use of such knowledge does not reveal trade secrets, technical data or proprietary information of the Company. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph.

Employee further agrees to deliver to the Company on or before the Effective Date of the Agreement, and not to keep in his possession, recreate or deliver to anyone else, any and all Company property and Confidential Information including, but not limited to, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items provided to Employee by the Company, developed by Employee pursuant to his employment with the Company, or otherwise belonging to the Company, its successors or assigns. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee as a result of his employment with the Company, or otherwise belonging to the Company.

12.

No Cooperation. Employee agrees he will not act in any manner that might reasonably and forseeably damage the business of the Company. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company.

13.

Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. The Company’s officers agree to refrain from any defamation, libel or slander of the Employee, and any tortious interference with the contracts, relationships and prospective economic advantage of Employee. Immediately upon any officer’s separation from employment with the Company, the Company is no longer responsible for his or her conduct pursuant to this paragraph.

Nothing herein shall be deemed to restrict Employee’s free discussions in meetings of the Board of Directors and related activities. Employee agrees that he shall direct all inquiries by potential future employers to Rowena Borg in Human Resources.

14.

Non-Solicitation. Employee agrees that, for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, or attempt to do so, either for himself or any other person or entity.

15.

Breach. Employee acknowledges and agrees that any breach of any provision of this Agreement, except as permitted by paragraph 6(e) of the “Acknowledgement of Waiver of Claims Under ADEA,” provision, shall constitute a material breach of this Agreement and shall entitle the Company immediately to cease the severance benefits provided to Employee under this Agreement.

16.

Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses,

including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

17.

No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)  an admission of the truth or falsity of any claims made or any potential claims; or

(b)  an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

18.

Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

19.

Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in Carson City, Nevada, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Nevada law. The arbitrator may grant injunctions and other relief in such disputes. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidentiality Agreement.

20.

Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.

No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto that are not specifically set forth in this Agreement.

22.

Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

23.

Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Stock Option Agreements, and the Confidentiality Agreement.

24.

No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

25.

No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

26.

Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Nevada, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of Nevada.

27.

Effective Date. This Agreement is effective after it has been signed by both parties and eight (8) days after Employee has signed the Agreement.

28.

Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)  They have read this Agreement;

(b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or they have voluntarily declined to seek such counsel;

(c)  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Hytek Microsystems, Inc.
Dated: April 25, 2003	By:	/s/ JOHN F. COLE

John F. Cole Chief Executive Officer

Charles S. Byrne, an individual
Dated: April 26, 2003	/s/ CHARLES S. BYRNE

Charles S. Byrne